Exhibit (e)(15)

BY CLICKING ACCEPT OR ELECTRONICALLY ACCEPTING THIS RESTRICTED SHARE UNIT AWARD AGREEMENT VIA A LINK TO THE COMPANY’S WEBSITE, YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE READ, FULLY UNDERSTOOD AND AGREE TO THE TERMS AND CONDITIONS OF THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (INCLUDING ANY COUNTRY-SPECIFIC APPENDIXES THERETO), THE APPLICABLE RSU PLAN AND ANY OTHER GRANT MATERIALS PROVIDED TO YOU WITH RESPECT TO YOUR RESTRICTED SHARE UNITS.

DATED August 8th 2013

Between

AVG Technologies N.V.

and

Mr. Gary Kovacs

AGREEMENT FOR RESTRICTED SHARE UNITS

AVG TECHNOLOGIES N.V.

RESTRICTED SHARE UNIT AWARD AGREEMENT

THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Agreement”) is entered into by and between:

1.	AVG TECHNOLOGIES N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) at Amsterdam, The Netherlands, its registered office at Gatwickstraat 9-39, 1043 GL Amsterdam, The Netherlands, and registered with the commercial register of the Chamber of Commerce (Kamer van Koophandel) for Amsterdam under number 52197204 (the “Company”); and

2.	GARY KOVACS, born in [XXX] on [XXX] residing at [XXX] with a Canadian passport with number [XXX] (the “Participant”).

The Company and the Participant hereinafter jointly and individually referred to as “Parties” respectively “Party”.

WHEREAS

A.	As at May 7, 2013, the Supervisory Board of the Company has approved and adopted the RSU Appendix to the Amended and Restated 2013 Option Plan with respect to the grant of restricted share units for shares in the capital of the Company, this RSU Appendix to the Amended and Restated 2013 Option Plan, as amended and restated from time to time hereinafter referred to as the “RSU Plan”, attached hereto as Annex 1, forming an integral part of this Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the RSU Plan.

B.	Pursuant to the RSU Plan and any applicable country-specific appendix attached hereto, forming an integral of this Agreement, the Participant may be granted an Award of Restricted Share Units, which represents an unfunded and unsecured right to receive Shares, with one unit equal to one Share, subject to the terms and conditions of the RSU Plan and this Agreement.

C.	The Company and the Participant wish to confirm and put down in writing the terms and conditions of the Award to the Participant.

D.	No performance criteria shall apply to the Award granted under this Agreement.

NOW THEREFORE the Parties declare and agree as follows:

1	Grant of Restricted Share Units

1.1	Subject to the general meeting of shareholders of the Company approving the grant of restricted share units to the Participant, the Company hereby grants to the Participant and the Participant hereby accepts an Award of One Hundred Thousand (100,000) of Restricted Share Units subject to the terms, definitions and provisions of this Agreement, the RSU Plan and any applicable country- specific appendix attached hereto.

2	Vesting of Restricted Share Units

2.1	Subject to the Participant’s continued service to the Company or one of its Subsidiaries, as applicable, the Restricted Share Units will vest if while the Participant is employed as the Chief Executive Officer of the AVG group of companies the average closing price of a Share on the principal securities exchange where the Shares are traded during a 30 consecutive trading day period exceeds 2.5 times the closing price of a Share on the date of Participant’s commencement of employment, i.e. 25 July 2013, (the “Start Date”) on the principal securities exchange where the Shares are traded (the “Share Price Goal”), provided that (A) if the Share Price Goal is achieved prior to the first anniversary of the Start Date, the vesting will be deemed to occur on the first anniversary of the Start Date and (B) in any case Participant remains employed through the applicable vesting date and Participant has not provided a notice of termination as of the applicable vesting date.

2.2	Except as provided below, upon the occurrence of a Termination of Employment Event with respect to the Participant, any unvested Restricted Share Units will be forfeited and the Participant will have no right to the unvested Restricted Share Units or the Shares underlying the unvested Restricted Share Units. Notwithstanding the foregoing, if Participant’s employment is terminated after the first anniversary of the Start Date at the Company’s initiative, excluding Termination for Cause, then any Restricted Share Units (under this Restricted Share Units Agreement) that would have vested within six months of the date of termination will vest on the 60th day following the date of termination subject to Participant’s execution of a valid release of claims in accordance with Section 4.4(b) of his Employment Agreement. If Participant’s employment is terminated 18 months or more after the Start Date at the Company’s initiative, excluding Termination for Cause, then any Restricted Share Units (under this Restricted Share Units Agreement) that would have vested within twelve months of the date of termination will vest on the 60th day following the date of termination subject to Participant’s execution of a valid release of claims in accordance with Section 4.4(b) of his Employment Agreement. Upon the occurrence of a Termination for Cause with respect to the Participant, any Shares obtained upon the vesting of Restricted Share Units, to the extent not sold, shall be forfeited at the moment of Termination for Cause, unless agreed otherwise by the Supervisory Board.

2.3	The Participant will have no voting or other shareholder rights with respect to the Shares underlying the Restricted Share Units until the Restricted Share Units vest and Shares are issued to the Participant.

3	Binding Agreement

The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assignees of the Participant.

4	Payment and delivery

4.1	Subject to the provisions of the RSU Plan and the country-specific appendix attached hereto delivery of Shares issuable upon vesting of the Restricted Share Units shall be effected by an instrument intended for such purpose or in such other manner as is agreed by the Supervisory Board as set forth in the RSU Plan, as soon as practicable after the applicable vesting date, and in no event later than 60 days following the applicable vesting date.

4.2	Upon the occurrence of a Liquidity Event, the Restricted Share Units may vest and/or terminate as determined by the Supervisory Board in its sole discretion as set forth in Section 8 of the RSU Plan.

In addition to the foregoing, if a Liquidity Event occurs at least six months after the Start Date, 50% of any unvested Restricted Share Units (under this Restricted Share Units Agreement) will vest immediately upon the effective date of the Liquidity Event provided Participant is employed by the Company or a subsidiary on such date. If Participant is employed by the Company or a Subsidiary twelve months following a Liquidity Event, all remaining unvested Restricted Share Units (under this Restricted Share Units Agreement) will vest immediately.

5	Transferability, Lock-up Period

5.1	The Restricted Share Units may not be alienated, sold, assigned, transferred, pledged, garnished, or otherwise disposed of unless otherwise set forth in the RSU Plan.

5.2	Transferability of Shares issued under the RSU Plan may, for a period not exceeding one year from the date of closing of a listing, be made subject to such restrictions as the Supervisory Board, or the underwriters in the listing acting with the approval of the Supervisory Board, may deem appropriate.

6	Taxes, Costs

6.1	The administrative costs involved with the issuance of the Shares pursuant to this Agreement including the determination of the Fair Market Value of the underlying Shares shall be borne by the Company. In the event of a dispute over these administrative costs, the costs will be borne equally by the Participant and the Company.

6.2	All other costs, including the payment to the Company of the nominal value of the Shares issued pursuant to this Agreement and Tax-Related Items, are for the account of the Participant.

6.3	The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all Tax-Related Items, is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Share Units, including, but not limited to, the grant, vesting or settlement of the Restricted Share Units, the subsequent sale of Shares issued pursuant to such settlement and the receipt of any dividends or Dividend Equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Share Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Start Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

6.4	Prior to the relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant confirms that he has granted the Company and/or the Employer, or their respective agents, at their discretion an irrevocable power of attorney, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)	withholding from the Participant’s wages or other cash compensation due to the Participant by the Company and/or the Employer; or

(ii)	withholding from proceeds of the sale of Shares issued upon settlement of any vested Restricted Share Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization) without further consent; or

(iii)	withholding in Shares to be issued upon vesting of the Restricted Share Units.

6.5	Depending on the withholding methods used to satisfy the Tax-Related Items, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Share Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

6.6	Finally, the Participant agrees to pay to the Company and/or the Employer, any amount of Tax- Related Items that the Company and/or the Employer may be required to withhold or account for as a result of the Participant’s participation in the RSU Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with his obligations in connection with the Tax- Related Items.

7	Dividend Equivalents

As long as the Participant holds Restricted Share Units granted pursuant to  this Award, the Company shall accrue for the Participant, on each date that the Company pays a cash dividend to holders of its Shares, Dividend Equivalents equal to the total number of Restricted Share Units credited to the Participant under this Award multiplied by the dollar amount of the cash dividend paid per Share by the Company on such date. Dividend Equivalents shall accrue in an account denominated in U.S. dollars and shall not accrue interest or other credits prior to being paid. The accrued Dividend Equivalents shall be subject to the same restrictions as the Restricted Share Units to which the Dividend Equivalents relate, and the Dividend Equivalents shall be forfeited in the event that the Restricted Share Units with respect to which such Dividend Equivalents were credited are forfeited. Upon vesting of the Restricted Share Units, or any portion thereof, the Company shall pay to the Participant in cash all accrued Dividend Equivalents following deduction for all applicable Tax-Related Items in accordance with Article 6.

8	No employment condition

The Participant explicitly acknowledges that his participation in the RSU Plan does not constitute remuneration for any employment activity. The Participant confirms that the grant of the Restricted Share Units and the issuance of the Shares are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, and/or service payments, bonuses, long service awards, pension or retirement benefits or similar payments.

9	Nature of Grant

In accepting the Restricted Share Units, the Participant acknowledges, understands and agrees that:

(i)	the RSU Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;

(ii)	the grant of the Restricted Share Unit is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Restricted Share Units, even if Restricted Share Units have been granted in the past;

(iii)	all decisions with respect to future Restricted Share Unit Awards or other grants, if any, will be at the sole discretion of the Company;

(iv)	the grant of the Restricted Share Units and the Participant’s participation in the RSU Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Subsidiary, and shall not interfere with the ability of the Company, the Employer or any Subsidiary, as applicable, to terminate the Participant’s employment or service relationship (if any);

(v)	the Participant is voluntarily participating in the RSU Plan;

(vi)	the Restricted Share Units and any Shares of issued under the RSU Plan are not intended to replace any pension rights or compensation;

(vii)	the future value of the Shares underlying the Restricted Share Units is unknown and indeterminable;

(x)	no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Share Unit resulting from the occurrence of a Termination of Employment Event (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Restricted Share Units to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, any of its Subsidiaries or the Employer, waives his ability, if any, to bring any such claim, and releases the Company, its Subsidiaries and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the RSU Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(xi)	unless otherwise provided in the RSU Plan or by the Company in its discretion, the Restricted Share Unit and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Share Unit or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(xii)	the Participant acknowledges and agrees that neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Restricted Share Units or of any amounts due to the Participant pursuant to the vesting and settlement of the Restricted Share Unit or the subsequent sale of any Shares issued upon settlement.

10	No Advice Regarding Grant

The Company is not providing any tax, legal, securities, insider trading, financial or other advice, nor is the Company making any recommendations regarding the Participant’s participation in the RSU Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the RSU Plan before taking any action related to the RSU Plan.

The Participant is subject to and should be aware of the Company’s insider-trading policy and related applicable laws.

11	Data privacy

By signing this Agreement, the Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Restricted Share Unit grant materials by and among, as applicable, the Company, its Subsidiaries and/or the Employer for the purpose of implementing, administering and managing the Participant’s participation in the RSU Plan. The Participant understands that the Company, its Subsidiaries and/or the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Share Units or any other entitlement to shares awarded, canceled, vested, unvested or outstanding or paid in the Participant’s favor (“Data”), for the purpose of implementing, administering, managing or maintaining the RSU Plan. The Participant understands that Data may be transferred to Global Shares, Morgan Stanley Smith Barney (“MSSB”), Collins Stewart or other broker or third party service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the RSU Plan. The Participant understands that the recipients of the Data may be located in the European Economic Area or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he may request a list with the names and addresses of any potential recipients of the Data by contacting the stock plan service provider or General Counsel. The Participant authorizes the Company, Global Shares, MSSB, Collins Stewart or other broker or third party service provider selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the RSU Plan to receive, possess, use, process, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering, managing and maintaining the Participant’s participation in the RSU Plan. The Participant understands that Data will be held as long as is necessary to implement, administer, manage and maintain the Participant’s participation in the RSU Plan. The Participant understands that he may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the stock plan service provider or General Counsel. Further, the Participant understands that he is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his consent, his employment status or service and career with the Company and/or Employer will not be adversely affected; however, refusing or withdrawing the Participant’s consent may result in the Company not being able to grant the Participant Restricted Share Units or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his consent may affect the Participant’s ability to participate in the RSU Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he may contact the stock plan service provider or General Counsel.

12	Notices

Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other Parties):

AVG Technologies N.V.

Address:	Gatwickstraat 9-39,
1043 GL Amsterdam, The Netherlands
Telephone no:	+31 20 522 6210
Fax no:	+31 20 522 6211
Attention:	the management board

Participant

Address:	[XXX]
Telephone no:
Email:	[XXX]

13	Release

Participant hereby agrees that, in consideration for the grant of the Restricted Share Units, the Participant hereby releases and discharges the Company, and its present, former and future successors, assigns, representatives, agents, affiliates, officers, directors, direct or indirect shareholders or employees, and any affiliates of any of the foregoing, from any and all actions, causes of actions, claims, suits, obligations, penalties, costs, losses, interest, expenses, liabilities, damages, punitive damages, contracts, agreements, promises and demands of any kind whatsoever, whether existing or contingent, known or unknown, which may have arisen prior to the date hereof with respect to the Company or any of its affiliates, in connection with the Restricted Share Units and the underlying Shares, or in general in connection with the grant of the Restricted Share Units to the Participant.

14	Applicable Law. Disputes, Domicile

14.1	This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

14.2	All disputes relating to this Agreement shall be submitted exclusively to the competent court of law in Amsterdam, The Netherlands.

14.3	The Participant hereby elects domicile with respect to all matters arising out of or relating to this Agreement at the Participant’s most recent address as shown from time to time in the personnel or other records of the Company or its Subsidiaries.

15	Gender

Words of any gender used in this Agreement shall be held and construed to include any other gender, unless the context requires otherwise.

16	Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the RSU Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the RSU Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17	Language

If the Participant has received any explanation or translation of this Agreement, or any other document related to the Restricted Share Units and/or the RSU Plan translated into a language other than English and if the explanation or meaning of the translated version is different than the English version, the English version of the Agreement will control.

18	Partial Invalidity and Compliance

If any one or more of the provisions in this Agreement or any portion thereof shall be invalid, illegal, or unenforceable in any respect, this Agreement shall be ineffective only as to such portion and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability, shall not in any way affect or impair the validity, legality and enforceability of any other provision contained herein. The Parties agree that each of them shall endeavor in good faith to replace any such invalid, illegal or unenforceable provision(s) (or such portions thereof) with valid, legal and enforceable provisions the economic effect of which is as close as possible to that of the invalid, illegal or unenforceable provision(s).

19	Appendix

Notwithstanding any provisions in this Agreement, the Restricted Share Units shall be subject to any special terms and conditions set forth in any country-specific appendix to this Agreement (“Appendix”) for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

20	Interpretation

The Appendix constitutes part of this Agreement. In the event of any inconsistency between the Appendix and the Agreement, the Appendix shall control, and in all instances, the Plan terms shall govern and control the Agreement and Appendix.

21	Imposition of Other Requirements

The Company reserves the right to impose other requirements on the Participant’s participation in the RSU Plan, on the Restricted Share Units and on any Shares acquired at vesting of the Restricted Share Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22	Waiver

The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Nominees.

23	Code Section 409A for U.S. Taxpayers

This Award is intended to be exempt from Code Section 409A and shall be interpreted, operated and administered in a manner consistent with such intent. This Agreement may be amended at any time, without the consent of any Party, to avoid the application of Code Section 409A in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Code Section 409A, but the Company shall not be under any obligation to make any such amendment. Nothing in the Agreement shall provide a basis for any person to take action against the Company or any Subsidiary based on matters covered by Code Section 409A, including the tax treatment of any Shares acquired under the RSU Plan, and neither the Company nor any of its Subsidiaries shall under any circumstances have any liability to any participant or his or her estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Code Section 409A.

24	Compliance with Law

Notwithstanding any other provision of the RSU Plan or this Agreement, unless  there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon vesting of the Award prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”), the Dutch Autoriteit Financiële Markten (“AFM”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC, the AFM or any securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Participant agrees that the Company shall have unilateral authority to amend the RSU Plan and the Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

25	Entire Agreement

This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement and supersedes and replaces all previous agreements, arrangements, understandings, rights, obligations and liabilities between the Parties in respect of such matters.

26	Counterparts

This Agreement may be executed in any number of counterparts each of which when executed and delivered by one or more of the Parties to this Agreement is an original, but all the counterparts together constitute the same document.

ANNEX 1

RSU PLAN

APPENDIX TO

AVG TECHNOLOGIES N.V.

RESTRICTED SHARE UNIT AWARD AGREEMENT

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Restricted Share Units granted to the Participant under the RSU Plan if he or she is in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the RSU Plan and/or the Agreement.

Notifications

This Appendix may also include information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his participation in the RSU Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of April 2013. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of the Participant’s participation in the RSU Plan because the information may be out of date at the time the Restricted Share Units vest, the Shares underlying the Restricted Share Units are issued or the Participant sells Shares acquired under the RSU Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in his country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which he is currently working, or is considered a resident of another country for local law purposes, or if the Participant transfers employment and/or residency to another country after the Restricted Share Units have been granted, the notifications contained herein may not be applicable in the same manner. In addition, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply under these circumstances.

AUSTRALIA

Terms and Conditions

Restricted Share Units Payable Only in Shares

Restricted Share Units granted to the Participant in Australia shall be paid in Shares only and do not provide any right for the Participant to receive a cash payment, notwithstanding any discretion contained in the Plan to the contrary.

Notifications

Securities Law Information

If the Participant acquires Shares pursuant to the Restricted Share Units and offers the Shares for sale to a person or entity resident in Australia, such offer may be subject to disclosure requirements under Australian law. The Participant should obtain legal advice as to his or her disclosure obligations prior to making any such offer.

CZECH REPUBLIC

Notifications

Exchange Control Information

The Participant may be requested by the Czech National Bank to fulfill certain reporting requirements in relation to the Shares acquired under the RSU Plan.

CYPRUS

There are no country-specific terms and conditions or notifications.

FINLAND

There are no country-specific terms and conditions or notifications.

FRANCE

Terms and Conditions

Consent to Receive Information in English

By accepting the Restricted Share Units, the Participant confirms having read and understood the RSU Plan and Agreement, including all terms and conditions included therein, which were provided in the English language. The Participant accepts the terms of those documents accordingly.

En acceptant cette attribution, le Participant confirme avoir lu et compris le Plan et le Contrat y relatifs, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.

Notifications

Exchange Control Information

The Participant acknowledges and understands that the Participant may hold Shares acquired under the RSU Plan outside of France, provided that the Participant declares all foreign accounts, whether open, current, or closed, in the Participant’s income tax return.

GERMANY

Notifications

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. The Participant is responsible for completing the appropriate report.

ISRAEL

Terms and Conditions

Trust Arrangement

The Participant understands and agrees that the Award is offered subject to and in accordance with the terms of the Israel Appendix to the RSU Plan (the “Israel Appendix”), and the trust agreement between the trustee appointed by the Company (the “Trustee”) and the Agreement. In the event of any inconsistencies between the Israel Appendix, the Agreement and/or the Plan, the Israel Appendix will govern the Award to the Participant in Israel.

Dividend Equivalents

For the sake of clarity, the Dividend Equivalents shall be subject to the vesting conditions on the Restricted Share Units, but they will not be subject to the tax treatment or any restrictions on the Restricted Share Units or Shares under the Israel Appendix.

THE NETHERLANDS

Notifications

Insider Trading Information

The Participant should be aware of the Dutch insider-trading rules, which may impact the sale of Shares acquired at vesting and settlement of the Restricted Share Units. In particular, the Participant may be prohibited from effectuating certain transactions if the Participant has inside information about the Company.

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information directly or indirectly relating to the issuing company or concerning the trade in securities issued by such company, which has not been made public and of which a public disclosure could have a significant effect on the share price or its financial derivatives. The insider could be any employee of the Company or a Subsidiary in the Netherlands who has inside information as described herein.

If the Participant is uncertain whether the insider-trading rules apply to him, the Participant should consult the Company’s insider-trading policy and his personal legal advisor.

UNITED KINGDOM

Terms and Conditions

Restricted Share Units Payable Only in Shares

Restricted Share Units granted to the Participant in the United Kingdom shall be paid in Shares only and do not provide any right for the Participant to receive a cash payment, notwithstanding any discretion contained in the Plan to the contrary.

Tax Requirements.

The following provision supplements Article 6 of the Agreement:

If payment or withholding of any income tax due is not made within 90 days of the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall (assuming the Participant is not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended)), constitute a loan owed by the Participant to the Participant’s employer, effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current Her Majesty’s Revenue & Customs (“HMRC”) Official Rate, it will be immediately due and repayable, and the Company and/or the Participant’s employer may recover it at any time thereafter by any of the means referred to in Article 6 of the Agreement. If the Participant is a director or executive officer and income tax is not collected from or paid by him by the Due Date, the amount of any uncollected income tax will constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) will be payable. The Participant will be responsible for reporting any income tax due on this additional benefit directly to HMRC under the self- assessment regime.

UNITED STATES OF AMERICA

Notifications

Exchange Control Information

Under the Foreign Account Tax Compliance Act (“FATCA”), United States persons who hold Shares or rights to acquire Shares (i.e., Restricted Share Units) may be required to report certain information related to their holdings in Shares to the extent the aggregate value of the Shares exceeds certain thresholds (depending on the Participant’s filing status) with the Participant’s annual tax return. The Participant is advised to consult with his or her personal tax or legal advisor regarding any FATCA reporting requirements with respect to the Restricted Share Units or any Shares acquired under the RSU Plan.

In addition, United States persons who have signature or other authority over, or a financial interest in, bank, securities or other financial accounts outside of the United States (including a non-U.S. brokerage account holding the Shares or proceeds from the sale of Shares) must file a Foreign Bank and Financial Accounts Report (“FBAR”) with the United States Internal Revenue Service each calendar year in which the aggregate value of the accounts exceeds $10,000. The FBAR must be on file by June 30 of each calendar year for accounts held in the previous year which exceed the aggregate value.

Insider Trading Information

If the Participant is aware of important inside information he must not sell Shares of the Company, whether acquired upon vesting and settlement of the Restricted Share Units or otherwise, before dissemination of the information to the public. Basically, “inside information” is information that is both very important (material) and non-public (not disclosed through press releases, newspaper articles or otherwise to the public which buys and sells securities). Whether information is material will depend on the specific circumstances. A general test is whether dissemination of the information to the public would be likely to affect the market price of the Shares or would be likely to be considered important by people who are considering whether to buy or sell the Shares. Certainly if the information makes the Participant want to buy or sell, it would probably have the same effect on others. Material information may include projections, estimates or proposals.

If the Participant is contemplating selling his Shares and thinks he might have “inside information,” he must discuss the possible sale with the Company’s General Counsel. If, after this discussion, it is determined that the information is in fact inside information, the Participant must wait to sell his Shares until after the information has been made public.

If the Participant is uncertain whether the insider-trading rules apply to him, the Participant should consult the Company’s insider-trading policy and his personal legal advisor.

Terms and Conditions

Tax Requirements

The Shares underlying the vested Restricted Share Units will be delivered no later than 2 1⁄2 months after the last day of the year in which the Restricted Share Units vest. Further, upon a separation of service (as defined in Section 409A), for Restricted Share Units that constitute non-qualified deferred compensation subject to Code Section 409A, the payout must be deferred for six months post-separation of service for certain key employees.

DATED 7 May 2013

AVG Technologies N.V.

RSU APPENDIX

TO THE AMENDED AND RESTATED 2013 OPTION PLAN

AVG TECHNOLOGIES N.V.

RSU APPENDIX

TO THE AMENDED AND RESTATED 2013 OPTION PLAN

(As adopted on 7 May 2013)

i.	This RSU Appendix to the Amended and Restated 2013 Option Plan is designed to grant Restricted Share Unit Awards on the Company’s Shares (as further defined below) to certain employees of, or other persons having business relationships with, the Company and its Subsidiaries.

1.	Definitions

ii.	The following terms apply:

Administrator	means the Supervisory Board, a committee of the Supervisory Board or a third party designated at the discretion of the Supervisory Board to administer this RSU Plan.

AVG Business	means the business of the Company and its Subsidiaries.

Award	means any Restricted Share Unit Award granted under the RSU Plan.

Award Agreement	means a written agreement between the Company and a Nominee setting forth the terms, conditions and restrictions of the Award granted to the Nominee.

Code	means the U.S. Internal Revenue Code of 1986, as amended.

Company	means AVG Technologies N.V., a limited liability company, incorporated under the laws of the Netherlands, having its seat at Amsterdam, the Netherlands, having its registered office at Gatwickstraat 9-39, 1043 GL Amsterdam, the Netherlands, and registered with the commercial register of the Chamber of Commerce (Kamer van Koophandel) for Amsterdam under number 52197204.

Designated Person	means a (legal) person designated by the Administrator.

Dividend Equivalent	means a credit, made at the discretion of the Administrator or as otherwise provided in the RSU Plan, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Unit represented by a Restricted Share Unit Award held by such Participant.

Fair Market Value

means:

(i)    the closing price of the Shares on the date of determination; or (ii) the average selling price of the Shares, during the 30 days immediately preceding the date as of which Fair Market Value is being determined, on the principal securities exchange where the Shares are traded, as determined by the Administrator, acting in good faith (or if, as of the date when the Fair Market Value of the Shares must be determined, the Shares have not been listed on any securities exchange for 30 days, the average closing price of the Shares on the principal securities exchange where the Shares are traded, as determined by the Administrator acting in good faith, during such shorter period as the Administrator acting in good faith deems appropriate). For this purpose “average selling price” refers to the arithmetic mean of such selling price on all trading days during the applicable 30-day period, or the average of such selling prices over the applicable 30-day period weighted based on the volume of trading of the Shares on each trading day during the applicable 30-day period.

General Meeting of Shareholders	means the general meeting of shareholders (algemene vergadering van aandeelhouders) of the Company.

Liquidity Event

means:

(a)    a purchase by a third party of all or substantially all of the AVG Business; or

(b)     a purchase by a third party of (i) more than 50% of the Company’s issued and outstanding shares and/or (ii) all or substantially all of the shares of all Subsidiaries.

Nominee	means (i) an employee, manager or consultant of the Company or one of its Subsidiaries or (ii) an individual, otherwise having a business relationship with the Company or its Subsidiaries, as approved by the Administrator.

RSU Plan	means this AVG Technologies N.V. RSU Apprendix to the Amended and Restated 2013 Option Plan, as amended from time to time.

Participant	means any Nominee who has accepted an Award under an Award Agreement.

Restricted Share Unit Award	means a bookkeeping entry representing an unfunded and unsecured right granted to a Nominee pursuant to Article 7 hereof to receive Shares, with one unit equal to one Share, on a date determined in accordance with the provision of Article 7 and the Nominee’s Award Agreement.

Shares	means ordinary shares, par value €0.01, in the capital of the Company.

Start Date	means the date from which vesting of Awards granted hereunder commences.

Subsidiaries	means any subsidiary (dochtermaatschappij: within the meaning of section 2:24a of the Dutch Civil Code) of the Company. For purposes of granting “stock rights” to Award recipients subject to tax in the United States, a entity may not be considered a Subsidiary if granting such stock right would result in the stock right becoming subject to Section 409A of the Code.

Supervisory Board	means the supervisory board of the Company.

Termination for Cause	means termination of the employment, management, consultancy and/or other relevant business relationship, of a Participant with the Company or a Subsidiary resulting from dishonesty, fraud, willful misfeasance, gross negligence or other gross misconduct, in each case relating to the Participant’s employment, management and/or consultancy agreement or other relevant business relationship with the Company or any Subsidiary.

Termination of Employment Event	means the termination of the employment, management and/or consultancy agreement, or other relevant business relationship, between a Participant and the Company or any Subsidiary for any reason, including but not limited to the death of a Participant.

Termination Without Cause	means the occurrence of a Termination of Employment Event with respect to a Participant that is not a Termination for Cause of such Participant’s employment, management and/or consultancy agreement, or other relevant business relationship with the Company or a Subsidiary.

2.	Duration

2.1	The RSU Plan applies to all Nominees and Participants.

2.2	Unless as per the Amended and Restated 2013 Option Plan extended by the General Meeting of Shareholders, this RSU Plan shall be effective for a period of ten (10) years from the date of initial adoption of the Amended and Restated 2013 Option Plan by the General Meeting of Shareholders as set forth above; provided that Awards granted during the term of this RSU Plan shall continue to vest as set forth in the relevant Award Agreement after the expiration of such 10-year term.

3.	Purpose of the RSU Plan

The purpose of the RSU Plan is to provide Nominees with an opportunity to participate directly in the growth of the value of the Company by receiving Restricted Share Unit Awards.

4.	Administration of the RSU Plan

4.1	The RSU Plan shall be administered by the Supervisory Board, a committee of the Supervisory Board or a third party designated at the discretion of the Supervisory Board. Such designation can at all times be revoked by the Supervisory Board.

4.2	The Administrator shall be authorized to take all actions required or advisable for the administration and proper implementation of the RSU Plan.

4.3	The Administrator shall be authorized:

(i)	to interpret the RSU Plan;

(ii)	to authorize the Company to enter into Award Agreements with Nominees;

(iii)	to designate Participants to receive Awards;

(iv)	to determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(v)	to determine the terms and conditions of any Award granted pursuant to the RSU Plan, including, but not limited to, the purchase price (if any), any restrictions or limitations on the Award or the Shares underlying the Award, any schedule for lapse of forfeiture restrictions or restrictions of an Award;

(vi)	subject to Article 8 of the RSU Plan, to determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, cash, Shares, other Awards, or other property, or an Award may be amended, canceled, forfeited, substituted, exchanged, replaced, bought out or surrendered;

(vii)	to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(viii)	to decide all other matters that must be determined in connection with an Award;

(ix)	to establish, adopt, interpret, or revise any rules and regulations including adopting sub-plans to the RSU Plan and Award Agreements for the purposes of complying with securities, exchange control or tax laws outside of the Netherlands, and/or for the purposes of taking advantage of tax favorable treatment for Awards granted to Participants as it may deem necessary or advisable to administer the RSU Plan, including the adoption of separate share schemes under the umbrella of the RSU Plan in order to qualify for special tax or other treatment anywhere in the world; provided such rules, regulations or sub-plans, including the interpretation thereof are consistent with the terms and conditions of the RSU Plan; and

(x)	to make any other decisions it deems necessary or advisable to enable the administration and proper implementation of the RSU Plan.

5.	Grant of Awards

5.1	The total number of Shares in respect of which Awards may be granted under the RSU Plan shall not exceed 8,159,948 Shares; provided, however, that Shares issued under the Restricted Stock Unit Plan shall decrease the number of Shares reserved for issuance under the Company’s Amended and Restated 2013 Option Plan. Similarly, Shares issued under the Amended and Restated 2013 Option Plan shall decrease the number of Shares reserved under the RSU Plan. Shares in respect of which Awards are granted will again be available for the grant by the Administrator of Awards hereunder to the extent that the relevant Awards terminate, expire, lapse for any reason, or are settled in cash, subject to the provisions of this RSU Plan and the decision of the Administrator as to the terms and conditions of such new grants of Awards. Notwithstanding anything to the contrary contained herein, Shares withheld by the Company to satisfy any tax withholding obligation with respect to an Award shall be added to the Shares authorized for grant under this RSU Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the RSU Plan.

Awards can only be granted to members of the management board of the Company and the Supervisory Board after prior approval of the General Meeting of Shareholders to the extent required under Dutch law.

6.	Transfer and Vesting of Awards

6.1	Except as provided for under this RSU Plan, the Awards may not be sold, assigned, transferred, pledged, mortgaged or otherwise disposed of, unless otherwise agreed by the Administrator. The aforementioned prohibition does not apply to the transmission of the Shares underlying vested Awards to the heirs of a Participant, subject to the terms of the relevant Award Agreement.

6.2	The Award Agreement shall contain a vesting schedule relating to each Award.

6.3

The vesting criteria for any Awards granted under this RSU Plan may, in the sole discretion of the Administrator, be made subject to satisfaction of financial performance criteria relating to the earnings, revenues, profits or other results of the Company and/or the Subsidiaries and/or other financial criteria. Such financial performance or other financial criteria contained in any Award Agreement may be waived by the Administrator in its sole discretion, in whole or in part, as to some or all Awards thereunder.

6.4	A Participant incurs no right whatsoever to damages in respect of the lapse, annulment or the forfeiture of any Award or the Shares underlying the Award pursuant to this RSU Plan.

7.	RESTRICTED SHARE UNITS

7.1	Awards of Restricted Share Units may be granted to Participants at any time and from time to time as shall be determined by the Administrator, including, without limitation, upon the satisfaction of financial performance criteria as described in Article 6.3. Restricted Share Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Share Units subject to the Award, in such form as the Administrator shall from time to time establish. No Restricted Share Unit Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Share Units may incorporate all or any of the terms of the RSU Plan by reference and shall comply with and be subject to the terms and conditions set forth in Articles 7.2 through 7.8 below.

7.2	Unless otherwise required under Dutch law, no monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Share Unit Award, the consideration for which shall be services actually rendered by a Participant to the Company or one of its Subsidiaries.

7.3	A Participant who has been granted Restricted Share Units shall have no rights other than those of a general unsecured creditor of the Company. Restricted Share Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement evidencing the grant of the Restricted Share Units.

7.4	Restricted Share Units may or may not be made subject to vesting conditions based upon the satisfaction of such service requirements, conditions, restrictions or performance criteria as shall be established by the Administrator and set forth in the Award Agreement evidencing such Award.

7.5	Participants shall have no voting rights with respect to Shares represented by Restricted Share Units until the date of the issuance of such Shares.

7.6	Participants may, if the Administrator so determines, be credited with Dividend Equivalents paid with respect to Shares underlying a Restricted Share Unit Award in a manner determined by the Administrator in its sole discretion, provided that, with respect to Participants who are subject to taxation in the United States, payment of such Dividend Equivalents to Participants subject to U.S. taxation complies with or qualifies for an exemption under Section 409A of the Code. The Administrator may apply any restrictions to the Dividend Equivalents that the Administrator deems appropriate. The Administrator, in its sole discretion, may determine the form of payment of Dividend Equivalents, including cash, Shares or Restricted Share Units. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Article 11, appropriate adjustments shall be made in the Participant’s Restricted Share Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than ordinary dividends) to which the Participant would entitled by reason of the Shares issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same vesting conditions as are applicable to the Award. If the Award is subject to performance criteria, the Dividend Equivalents will be subject to the same performance criteria of the Award and the Participant shall not be entitled to such Dividend Equivalents unless the performance criteria of the Award have been met.

7.7	Unless otherwise provided by the Administrator in the grant of a Restricted Share Unit Award and set forth in the Award Agreement, in the case of Termination of Employment Event, any Restricted Share Units still subject to restrictions pursuant to Article 7.3 at the date of such Termination of Employment Event shall be forfeited.

7.8	The Company shall issue to a Participant on the date on which Restricted Share Units subject to the Participant’s Restricted Share Unit Award vest or on such other date determined by the Administrator, in its discretion, and set forth in the Award Agreement one (1) Share (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Article 11), or the cash equivalent for one (1) Share less its nominal value for each Restricted Share Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable Tax-Related Items (as defined in Article 9 below).

7.9	Prior to the issuance of Shares in settlement of a Restricted Share Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

8.	Acceleration of Awards upon Liquidity Event

8.1	Upon the occurrence of a Liquidity Event, the Administrator may in its sole discretion declare that (i) the Awards of one or more Participants vest immediately and the vesting schedule as set forth in the relevant Award Agreements shall not be applicable and/or (ii) Awards that have not vested as of the date of the relevant Liquidity Event shall be terminated after the occurrence of the relevant Liquidity Event and are thus forfeited.

8.2	In the case of a transfer of Shares in connection with a Liquidity Event the price payable for the Shares, if any, shall be equal to the price paid by the purchaser in the Liquidity Event for the other shares of the Company (other than unvested shares issued pursuant to subscription agreements providing for forfeiture of unvested shares) or the substantial economic equivalent thereof as determined by the Administrator acting in good faith.

9.	Taxes

9.1

The Company and/or its Subsidiaries shall have the authority and right to deduct or withhold or require a Participant to remit to the Company or any Subsidiary, or the Participant’s employer, an amount sufficient to satisfy any federal, state, and local taxes and taxes imposed by jurisdictions outside of The Netherlands and the United States (including but not limited to, income tax, national insurance taxes, employee insurance taxes, social insurance contributions, investment taxes, payment on account, employment tax obligations, and any other taxes that may be due (“Tax- Related Items”) required by law to be withheld and any employer tax liability shifted to a Participant. Tax-Related Items with respect to any taxable event concerning a Participant arising as a result of the RSU Plan or to take such other action as may be necessary in the opinion of the Company or a Subsidiary, as appropriate, to satisfy withholding obligations for the payment of Tax-Related Items, including but not limited to (i) withholding from the Participant’s wages or other cash compensation; (ii) withholding from the proceeds for the sale of Shares underlying the Award either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf; or (iii) withholding in Shares otherwise issuable under an Award having a Fair Market Value equal to the sums required to be withheld. To avoid negative accounting treatment, the number of Shares which may be withheld with respect to the issuance, vesting, or payment of any Award may be limited to the number of Shares which have a Fair Market Value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates or other applicable minimum withholding rates. No Shares shall be delivered hereunder to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Company or its Subsidiaries for the satisfaction of the Tax-Related Items withholdings obligations with respect to any taxable event concerning the Participant or such other person arising as a result of the RSU Plan.

9.2	A Participant is and remains at all times fully responsible for the payment of any Tax- Related Items payable by the Participant in connection with his or her participation in the RSU Plan.

10.	No employment condition

The participation of a Participant in the RSU Plan does not constitute remuneration for any employment activity. The Awards are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, and/or service payments, bonuses, long service awards, pension or retirement benefits or similar payments.

11.	Anti-dilution adjustment

Subject to any required action by the General Meeting of Shareholders and other corporate bodies of the Company, the total number and type of Shares issuable under this RSU Plan, shall be proportionally adjusted in such manner as the Administrator acting in good faith shall deem appropriate for (a) any increase or decrease in the number of issued shares of the Company resulting from a stock split, reverse stock split, stock dividend, combination, or reclassification of shares, or any other increase or decrease in the number of issued shares of the Company effected without receipt of cash consideration by the Company (including proportionate issuances of shares to all holders of shares of the Company by way of conversion of share premium) or (b) the occurrence of any other event which in the good faith judgment of the Administrator has substantially the same economic effect as any of the events described in clause (a) of this sentence. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding, and conclusive. No issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award, unless otherwise determined by the Administrator.

12.	Confidentiality

By executing an Award Agreement, the Participant accepts an obligation not to disclose any information regarding the RSU Plan, or any information in connection therewith, unless such Participant is legally obliged to disclose such information by law or stock exchange regulations.

13.	Governing Law

13.1	This RSU Plan is governed by the laws of The Netherlands, without regard to its conflict of law provisions.

13.2	All disputes relating to this RSU Plan or agreements based on or pursuant to this RSU Plan shall be submitted exclusively to the competent court of law in Amsterdam, The Netherlands.

14.	Compliance with Law and Other Regulations

14.1

The obligation of the Company to make payment of Awards in Shares or otherwise shall be subject to all applicable securities and exchange control laws, rules, and regulations of The Netherlands and the United States and jurisdictions outside of the Netherlands and United States, and to such approvals by government agencies, including government agencies in jurisdictions outside of The Netherlands and the United States, in each case as may be required or as the Company deems necessary or advisable. Without limiting the foregoing, the Company shall have no obligation to issue or deliver evidence of title for Shares subject to Awards granted hereunder prior to: (i) obtaining any approvals from any local, state, federal or foreign securities or exchange control agencies or of any other governmental agencies that the Company determines are necessary or advisable, (ii) completion of any registration or other qualification with respect to the Shares from any local, state, federal or foreign securities or exchange control agencies or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”), the Dutch Autoriteit Financiële Markten (“AFM”) or any governmental body outside The Netherlands or the United States that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective, or (iii) confirming, with advice of counsel, that the issuance or delivery is in compliance with all applicable securities and exchange control laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange on which the Shares are listed or traded. The Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable to comply with applicable securities and exchange control laws, rules, and regulations of The Netherlands and the United States and jurisdictions outside of The Netherlands and United States. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. The Company shall be under no obligation to register Shares issued or paid pursuant to the RSU Plan under the U.S. Securities Act of 1933, as amended (the “Securities Act”) If the Shares paid pursuant to the RSU Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

15.	Compliance with Section 409A of the Code for U.S. Taxpayers

15.1	With respect to Participants who are subject to taxation in the United States, the RSU Plan and all Awards made hereunder shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the RSU Plan and the Awards shall be interpreted either to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, comply with Section 409A of the Code and any regulations and other guidance thereunder. This RSU Plan may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment.

15.2	Anything in this RSU Plan to the contrary notwithstanding, if an Award constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a Termination of Employment Event shall not be made to the Participant who is subject to taxation in the United States, unless the Participant’s termination of service constitutes a “separation from service” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder). In addition, no such payment or distribution shall be made to the Participant prior to the earlier of (a) the expiration of the six-month period measured from the date of the Participant’s separation from service or (b) the date of the Participant’s death, if the Participant is deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A of the Code and any the regulations or other guidance thereunder. Except as provided in an Award Agreement, all payments which had been delayed pursuant to the immediately preceding sentence shall be paid to the Participant in a lump sum upon expiration of such six-month period (or, if earlier, upon the Participant’s death).

16.	Amendment and Revocation

16.1	The Administrator shall have the right to alter, amend or terminate the RSU Plan or any part thereof at any time and from time to time, provided, however, that no such alteration or amendment shall adversely affect the rights relating to any Awards granted or Shares issued or acquired under the RSU Plan prior to that time, unless required pursuant to Article 9.2 and further provided that any increase in the number of Shares issuable hereunder shall require the approval of the General Meeting of Shareholders or other body then authorized to issue Shares pursuant to the Articles of Association of the Company.

16.2	The Administrator has the authority to take any action consistent with the terms of the RSU Plan, which it deems necessary or advisable to comply with any laws or regulatory requirements, including but not limited to, modifying or amending the terms and conditions governing Award Agreements, or establishing any local country plans as sub-plans to this RSU Plan.